Exhibit 10.1

ANCILLARY AGREEMENT

ANCILLARY AGREEMENT (this “Agreement”), dated as of October 29, 2004, by and among PPS Holding Company, a Delaware corporation (“Seller”), LB Pacific, LP, a Delaware limited partnership (“Buyer”), The Anschutz Corporation, a Kansas corporation (“TAC”), Pacific Energy Partners, L.P., a Delaware limited partnership (“Pacific LP”), and Pacific Energy GP, Inc., a Delaware corporation (“Pacific GP”).

W I T N E S S E T H

WHEREAS, Pacific GP is the sole general partner of Pacific LP.

WHEREAS, Pacific LP is a publicly-traded master limited partnership engaged principally in the business of owning and operating crude oil transportation, marine terminal and storage assets (the “Business”);

WHEREAS, Seller currently owns in the aggregate all of the issued and outstanding shares of common stock of Pacific GP (the “Pacific GP Shares”);

WHEREAS, Pacific GP owns a 2% general partner interest in Pacific LP, and all of the incentive distribution rights with respect to Pacific LP;

WHEREAS, TAC owns 10,465,000 subordinated units representing subordinated limited partner interests in Pacific LP (the “Subordinated Units”);

WHEREAS, between the date hereof and the Closing Date (as hereinafter defined), Pacific GP will be converted into a Delaware limited liability company (the membership interests into which the Pacific GP Shares will be converted are hereinafter referred to as the “Pacific GP Interests”);

WHEREAS, Seller, Buyer and TAC have entered into that certain Purchase and Sale Agreement dated as of the date hereof (the “Purchase Agreement”) pursuant to which Seller agrees to sell all of the Pacific GP Interests and TAC agrees to sell all of the Subordinated Units to Buyer, and Buyer agrees to acquire all of the Pacific GP Interests and Subordinated Units from Seller and TAC; and

WHEREAS, pursuant to the terms and conditions of this Agreement, the Parties desire to agree to (i) certain transition services to be provided by Seller to Pacific LP, (ii) non-compete agreements to be provided by Seller, TAC and Buyer, and (iii) cost sharing arrangements with respect to certain costs and expenses that may be incurred by the Pacific Energy Entities (as hereinafter defined) in connection with the transactions contemplated by the Purchase Agreement (the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

(1)           “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(2)           “Closing Date” shall mean the date upon which the parties consummate the sale to Buyer of the Pacific GP Interests and the Subordinated Units as contemplated in the Purchase Agreement.

(3)           “Commercially Reasonable Efforts” means efforts which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement; provided, however, under no circumstances shall Seller or TAC be obligated to remove a member of the board of directors of Pacific GP in order to satisfy using its Commercially Reasonable Efforts pursuant to this Agreement.

(4)           “Confidentiality Agreement” means the Confidentiality Agreement between Pacific LP and Lehman Brothers Merchant Banking Associates III L.P., a Delaware limited partnership, dated October 20, 2004.

(5)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(6)           “Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

(7)           “Pacific Energy Entities” means Pacific GP, Pacific LP and the Pacific Subsidiaries, collectively.

(8)           “Pacific Subsidiaries” means the entities listed on Schedule 1 hereto.

(9)           “Partnership Credit Facilities” means the Credit Agreement between RPC Acquisition Company, as borrower and Royal Bank of Canada, Bank of America, N.A. Canada Branch, Bank of Montreal, The Bank of Nova Scotia, BNP Paribas (Canada), Congress Financial Corporation (Canada) and Union Bank of California, N.A., Canada Branch, as lenders and Royal Bank of Canada as agent of the lenders dated May 11, 2004, as amended, and the Credit Agreement between Pacific Energy Group LLC, as borrower, Pacific LP, as guarantor, and Fleet National Bank, as administrative agent, U.S. Bank National Association, as syndication agent, Fortis Capital Corp., and the Bank of Nova Scotia as co-documentation agents and Fleet

Securities, Inc. and U.S. Bank National Association as co-arrangers and co-book managers and certain financial institutions, as lenders dated July 19, 2002, as amended.

(10)         “Party,” and collectively, “Parties” shall mean Seller, Buyer, TAC, Pacific LP and Pacific GP.

(11)         “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, association, unincorporated organization or Governmental Authority.

(12)         “Restricted Unit” has the meaning set forth in the Pacific Energy GP, Inc. Long-Term Incentive Plan.

(13)         “Senior Notes” shall mean the 7 1/8 % Senior Notes due June 2014 issued by Pacific LP and Pacific Energy Finance Corporation (“PEFC”) pursuant to that Indenture dated as of June 16, 2004 among Pacific LP, PEFC, the guarantors party thereto and Wells Fargo Bank, National Association (the “Indenture”).

ARTICLE II

COVENANTS OF THE PARTIES

2.1           Transition Services Agreement.  TAC agrees, on or prior to the Closing Date, to enter into a Transition Services Agreement with Pacific LP that will have a term expiring on the later to occur of (i) six (6) months from the Closing Date and (ii) December 31, 2005, pursuant to which it will agree to provide (a) access to the JD Edwards software systems currently licensed by TAC; (b) access to all other TAC information technology systems that are presently being used by Pacific LP, including but not limited to the Optio and Citrix applications; and (c) IT support services and access to TAC personnel (including support that may be necessary to meet the requirements of the Sarbanes Oxley Act) at the same levels that are presently being provided by TAC to Pacific LP.  The transition services shall be provided to Pacific LP at a cost determined in accordance with the same cost allocation methodology used by TAC as of the date hereof.  In addition, Pacific LP shall pay costs for travel and other reasonable out-of-pocket expenses of TAC personnel assisting in the set up of Pacific LP’s computer systems.

2.2           Seller Non-Competition.  For a period of two years from the Closing Date, neither TAC or its Affiliates nor Seller shall, directly or indirectly, (a) engage in the Business in competition with Pacific LP within 10 miles of any of the operations of the Pacific Energy Entities as conducted on the Closing Date, (b) pursue opportunities that are included on the Pacific LP Acquisition and Development List dated October 22, 2004 provided to Buyer as of the date hereof, or (c) own or operate, directly or indirectly, any California port facility.  Notwithstanding anything to the contrary contained in this Section 2.2, this covenant shall not apply to any activities performed by TAC or its Affiliates primarily in connection with oil and gas properties owned jointly by TAC or its Affiliates with other Persons, whether such activities are performed as the operator pursuant to an operating agreement or otherwise.  In addition, notwithstanding anything to the contrary herein, nothing in this Section 2.2 shall in any way restrict or impair:

(i)            the business activities of (A) Forest Oil Corporation or its successors, or (B) any entity in which TAC or its Affiliates, at the time such other entity engages in a business activity that would be prohibited but for this provision, (1) owns, directly or indirectly, less than a majority of the outstanding voting securities (and which entity TAC or its Affiliates does not control) or (2) owns, directly or indirectly, any equity interest so long as such other entity has voting securities that are listed on a national securities exchange or quoted on Nasdaq or is otherwise required to file periodic reports under the Exchange Act;

(ii)           TAC’s or its Affiliates’ ownership, direct or indirect, of voting securities or other equity securities of any such other entities described in clause (i) above;

(iii)          the ownership and/or operation of any assets owned by TAC or its Affiliates on the Closing Date, including without limitation any capital improvements, replacements or direct expansions of such assets; or

(iv)          the ownership or operation of any assets or group of related assets used in the Business that are acquired or constructed by TAC or its Affiliates after the Closing Date if the fair market value of such assets is less than $10 million.

In consideration of the foregoing, effective on the Closing Date, Pacific GP and Pacific LP agree, and agree to cause Pacific Energy Group LLC (“PEG”), to amend the terms of that Omnibus Agreement dated July 2002 by and among TAC, Pacific GP, Pacific LP and PEG to provide that the provisions of Article II of the Omnibus Agreement shall be of no further force and effect after the Closing Date.

2.3           Buyer Non-Competition.  For as long as the general partner of Pacific LP is an Affiliate of Buyer, Buyer shall be prohibited from directly engaging in or acquiring the following businesses:

(i)            The transportation of crude oil by pipeline in any state in the United States or in the province of Alberta, Canada for any Person other than a Pacific Energy Entity; and

(ii)           Crude oil or related dark products storage and terminalling activities in any state in the United States or in the province of Alberta, Canada for any Person other than the Pacific Energy Entities and their Affiliates.

Notwithstanding anything to the contrary contained in this Section 2.3, this covenant shall not apply to any activities performed by Buyer or its Affiliates primarily in connection with oil and gas properties owned jointly by Buyer or its Affiliates with other Persons, whether such activities are performed as the operator pursuant to an operating agreement or otherwise.

2.4           Confidential Information.  For so long as the general partner of Pacific LP is an Affiliate of Buyer, Buyer agrees not to disclose any confidential information regarding or in the possession of the Pacific Energy Entities to any of its Affiliates unless such Affiliates agree to be bound by the restrictions on competition with the Pacific Energy Entities contained in Section 2.3.  Notwithstanding anything to the contrary contained in this Agreement, Buyer may disclose confidential information to officers, directors, employees, representatives or other agents of its Affiliates either to comply with internal reporting obligations or to seek assistance in evaluating the investment in the Pacific Energy Entities without creating a noncompetition obligation on such Affiliates if such personnel agree to keep such information confidential and not use such information other than for such purposes.

2.5           Severance Costs and Expenses Paid by Buyer.  Buyer shall promptly reimburse the Pacific Energy Entities for all severance payments that arise under the Employment Agreements and the Employment Memorandum set forth on Schedule 2 hereto within 180 days after the Closing Date and all severance payments authorized by the Board of Directors of Pacific GP to be made to any vice president level employee or above in the event of their termination without Cause (as defined in the Employment Agreement of Irvin Toole, Jr.) within 180 days after the Closing Date.

2.6           Certain Capped Costs and Expenses Paid by Buyer and Seller.  Buyer and Seller agree that, upon receipt of invoices, they shall promptly reimburse the Pacific Energy Entities for the following expenses that may be incurred by the Pacific Energy Entities, subject to an aggregate cap of $650,000:

(i)            The cost and expenses, including the fees of counsel to the lenders, of obtaining a written waiver of any events of default resulting from the Transactions from the requisite lenders under the Partnership Credit Facilities;

(ii)           The legal fees and expenses of (a) counsel to the independent directors and the Conflicts Committee of the Board of Directors of Pacific GP and (b) counsel to Pacific LP, in each case incurred in connection with the Transactions;

(iii)          Fees and expenses of the Pacific Energy Entities related to assistance with Buyer’s due diligence efforts in connection with the Transactions; and

(iv)          Fees and expenses of accountants and tax consultants incurred by the Pacific Energy Entities in connection with the Transactions, including such fees and expenses related to additional tax return preparation as a result of the technical tax termination of Pacific LP resulting from the Transactions.

Buyer and Seller agree to allocate such costs equally among themselves; provided, however, such allocation shall not limit the amount required to be reimbursed pursuant to this Section 2.6.

2.7             Certain Uncapped Costs and Expenses.

(i)            Buyer, Seller and TAC shall pay all costs and expenses related to director and officer liability insurance coverage for directors and officers of Pacific GP that resign or are terminated on the Closing Date or within one year thereafter in accordance with the provisions of Section 6.9 of the Purchase Agreement; and

(ii)           Buyer and Seller agree that, upon receipt of invoices, they shall promptly reimburse the Pacific Energy Entities for the fees and expenses of counsel and filing fees that may be incurred by the Pacific Energy Entities in connection with obtaining the necessary regulatory approvals for the Transactions from the California Public Utility Commission and the Wyoming Public Service Commission and, to the extent required, under the Canadian Competition Act and the Investment Canada Act.  Buyer and Seller agree to allocate such costs equally among themselves; provided, however, such allocation shall not limit the amount required to be reimbursed pursuant to this Section 2.7.

2.8           Senior Notes.  Buyer has provided to Pacific LP “highly confident” letters from Citigroup Global Markets, Inc. (“Citigroup”) that provide that Citigroup is highly confident that if a change of control offer (a “Change of Control Offer”) is required pursuant to the terms and conditions of the Indenture, Citigroup can underwrite or syndicate the financing necessary to finance a Change of Control Offer.  Buyer and Seller agree to cooperate with Pacific LP to approach the rating agencies and request a rating indication from them with respect to the Senior Notes.  In the event Buyer and Seller, after consultation with the members of the Conflicts Committee of the Board of Directors of Pacific GP, decide to seek a consent from the holders of the Senior Notes to amend the Indenture and the Senior Notes to provide that the Transactions do not trigger the Change of Control Offer, Buyer and Seller agree to bear the costs and expenses associated with such consent solicitation, including any consent fee, so long as such solicitation is on terms and conditions reasonably acceptable to Buyer and Seller.

In the event a Change of Control Offer is required pursuant to the Indenture, Buyer and Seller will agree to bear the following costs and expenses associated with the Change of Control Offer: legal fees and expenses, the 1% premium and the upfront fees and expenses (including any underwriting gross spread) of any new financing, the proceeds of which would be used to fund the Change of Control Offer, so long as such new financing is on terms and conditions reasonably acceptable to Buyer and Seller.  The Pacific Energy Entities will bear the cost of a higher interest rate, or receive the benefit of a lower interest rate, if any.

2.9           Acceleration of Vesting.  Buyer agrees between the date hereof and the Closing Date to consult with senior management of Pacific GP in an effort to try to minimize the economic impact on Pacific LP as a result of the accelerated vesting of Restricted Units that will occur upon the closing of the Transactions.  The Parties hereto acknowledge and agree that this Section 2.9 does not require (i) any specific approach to be implemented by Buyer to minimize such economic impact or (ii) any actual outcome to be achieved.

2.10         Appointment of Certain Directors.  Prior to December 31, 2005, Buyer agrees that no director will be appointed to the Board of Directors of Pacific GP and no executive officer will be hired by Pacific GP without the consent of the Conflicts Committee, other than Permitted Appointees.  “Permitted Appointee” means (i) any employee of Buyer or its Affiliates as of the date hereof, (ii) any Person selected to serve as a director of Pacific GP who is an employee of a private equity fund unaffiliated with Buyer who makes an equity investment in Buyer or a Pacific Energy Entity in excess of $25 million and (iii) Forrest E. Wylie and Khalid A. Muslih.

Notwithstanding the foregoing, no provision of this Agreement shall be construed as restricting the Persons to whom Buyer or a Pacific Energy Entity may sell securities or incur Indebtedness.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1           Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller, Buyer, TAC, Pacific GP and the Conflicts Committee on behalf of Pacific LP hereto.

3.2           Termination; Survival.  This Agreement shall terminate if the Purchase Agreement is terminated prior to the Closing Date.  The covenants and obligations of the Parties set forth in this Agreement shall survive from and after the Closing Date indefinitely and the Parties shall be entitled to full performance thereof by the other Parties hereto, without limitation as to time (except as otherwise specifically set forth herein).  From and after the Closing Date, this Agreement may not be terminated other than by written agreement Seller, Buyer, TAC, Pacific GP and the Conflicts Committee on behalf of Pacific LP hereto.

3.3           Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

3.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

a.             If to Seller:

PPS Holding Company
555 17th Street, Suite 2400
Denver, CO 80202
Attention: Clifford P. Hickey
Telecopy: 303-299-1333

with a copy to

Hogan & Hartson LLP
One Tabor Center
1200 17th Street, Suite 1500
Denver, Colorado 80202-5840
Attention: Christopher J. Walsh, Esq.
Telecopy: 303-899-7333

b.             If to Buyer:

LB Pacific, LP
c/o Lehman Brothers
399 Park Avenue, 9th Floor
New York, New York 10022
Attention: Christopher R. Manning
Telecopy: 646-758-3708

With a copy to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, TX 77002-4995
Attention: Joshua Davidson, Esq.
Telecopy: 713-229-2727

c.             If to Pacific LP or Pacific GP:

Pacific Energy Partners, LP
5900 Cherry Ave
Los Angeles, CA 90805 4405

Attention: Irvin Toole, Jr.
Telecopy: 562-728-2823

With copies to:

Pacific Energy Partners, LP
5900 Cherry Ave
Los Angeles, CA 90805-4405

Attention: Lynn T. Wood, Esq.
Telecopy: 562-728-2823

Vinson & Elkins LLP
666 Fifth Avenue, 25th Floor
New York, New York 10103

Attention: Alan P. Baden
Telecopy: 212-237-0100

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19899

Attention: Srinivas M. Raju
Telecopy: 302-651-7701

3.5           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Party.

3.6           Parties in Interest; No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto, and such assigns, any legal or equitable rights hereunder.

3.7           Specific Performance; No Punitive or Consequential Damages.  THE PARTIES AGREE THAT BECAUSE AN AWARD OF MONEY DAMAGES WOULD BE INADEQUATE FOR ANY BREACH OF SECTIONS 2.1, 2.2, 2.3, 2.4, 2.8, 2.9 OR 2.10 OF THIS AGREEMENT BY BUYER, SELLER OR TAC AND WOULD CAUSE PACIFIC LP IRREPARABLE HARM, BUYER, SELLER AND TAC AGREE THAT, IN THE EVENT OF ANY BREACH BY BUYER, SELLER OR TAC OF SUCH SECTIONS, PACIFIC LP WILL BE ENTITLED TO SEEK SPECIFIC PERFORMANCE.  WITH RESPECT TO A BREACH OF ALL OTHER PROVISIONS OF THIS AGREEMENT BY BUYER, SELLER OR TAC NOT SPECIFICALLY IDENTIFIED ABOVE, THE PARTIES AGREE THAT PACIFIC LP’S REMEDIES AT LAW SHALL BE ADEQUATE AND PACIFIC LP SHALL NOT BE ENTITLED TO SPECIFIC PERFORMANCE IN CONNECTION WITH THOSE SECTIONS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY FOR ANY ACTUAL OR IMPENDING BREACH HEREOF.  NO PARTY OR ITS AFFILIATES SHALL SEEK OR BE LIABLE FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR INCOME, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT.

3.8           Remedies as between Buyer, Seller and TAC.  Buyer, Seller and TAC each agree that any breach of this Agreement by any of them shall be deemed to be a breach under the

Purchase Agreement and that their sole and exclusive remedies as to each other with respect to such breach shall be governed by the provisions, limitations and exclusions set forth in the Purchase Agreement.

3.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND THE FEDERAL COURTS IN AND FOR THE STATE OF DELAWARE, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.10         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.11         Interpretation.  The article, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

3.12         Entire Agreement.  As among and between Buyer, Seller and TAC, this Agreement, the Purchase Agreement and the Confidentiality Agreement, including the schedules, exhibits, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of Buyer, Seller and TAC in respect of the transactions contemplated by this Agreement.  As between Buyer, Seller and TAC, on the one hand, and Pacific LP and Pacific GP, on the other hand, this Agreement including the schedules, documents, certificates and instruments referenced herein, embodies the entire agreement and understanding of such Parties in respect of the transactions contemplated by this Agreement.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

3.13         Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

PPS HOLDING COMPANY

By:	/S/ CLIFFORD P. HICKEY
Name: Clifford P. Hickey
Title: Vice President

THE ANSCHUTZ CORPORATION

By:	/S/ CRAIG D. SLATER
Name: Craig D. Slater
Title: Executive Vice President

LB PACIFIC, LP

By:	LB Pacific GP, LLC, its general partner

	By:	/S/ CHRISTOPHER R. MANNING
Christopher R. Manning
President

PACIFIC ENERGY PARTNERS, LP

By:	Pacific Energy Partners GP, Inc. its general partner

	By:	/S/ IRVIN TOOLE, JR.
Name: Irvin Toole, Jr.
Title: President & CEO

PACIFIC ENERGY PARTNERS GP, INC.

By:	/S/ IRVIN TOOLE, JR.
Name: Irvin Toole, Jr.
Title: President & CEO

SCHEDULE 1

Pacific Subsidiaries

Subsidiary	Jurisdiction of Formation
Pacific Energy Finance Corporation	Delaware
PEG Canada GP LLC	Delaware
Pacific Energy Group LLC	Delaware
PEG Canada, L.P.	Delaware
Pacific Terminals LLC	Delaware
Pacific Pipeline System LLC	Delaware
Pacific Marketing and Transportation LLC	Delaware
Rocky Mountain Pipeline System LLC	Delaware
Ranch Pipeline LLC	Delaware
Rangeland Pipeline Company	Nova Scotia
Aurora Pipeline Company Ltd.	Canada
Rangeland Pipeline Partnership	Alberta
Rangeland Northern Pipeline Company	Nova Scotia
Rangeland Marketing Company	Nova Scotia

SCHEDULE 2

Employment Agreements

1.             Employment Agreement dated October 1, 2002 between Pacific Energy GP, Inc. and Douglas L. Polson.

2.             Employment Agreement dated September 16, 2002 between Pacific Energy GP, Inc. and Lynn T. Wood.

3.             Employment Agreement dated November 1, 2002 between Pacific Energy GP, Inc. and Gerald A. Tywoniuk.

4.             Employment Agreement dated January 1, 2002 between Pacific Energy GP, Inc. and Gary L. Zollinger.

5.             Employment Agreement dated January 1, 2002 between Pacific Energy GP, Inc. and David E. Wright.

6.             Employment Agreement dated January 1, 2002 between Pacific Energy GP, Inc. and Irvin Toole, Jr.

7.             Memorandum dated March 31, 2004 governing the employment of Ed Scheibelhut.